Household Reports Record First Quarter Results;
11th Consecutive Record Quarter

o Earnings  Per Share  Increase  17%,  to $.91
o Net Income  Rises 16%,  to $432 Million
o Receivables Up 17% Over First Quarter of '00 to $88 Billion

Prospect Heights, IL, April 18, 2001 -- Household International (NYSE: HI) today reported that earnings per share rose 17 percent to a first quarter record of $.91, from $.78 a year ago. Net income increased to $431.8 million, up 16 percent from $372.9 million in the first quarter of 2000. This quarter marked the 11th consecutive quarter of record results.

William F. Aldinger, Household's chairman and chief executive officer, said, "Our outstanding results reflect the sustainability and earnings power of our franchise. Receivables and revenues grew nicely in the quarter. At the same time, credit quality remained stable and we strengthened our balance sheet. We also repurchased 8.8 million shares in the quarter.

"All of our businesses are performing well and have great momentum," Aldinger added. "Our tax refund lending business enjoyed a very successful tax season and exceeded our expectations. This business contributed $.15 to our first quarter earnings per share, an increase of 25 percent over the $.12 contribution in the year-ago quarter.

"We are very comfortable with our ability to achieve our receivable and earnings per share growth targets for 2001." Aldinger concluded, " I look forward to another record year."

Receivable Growth
The company's managed portfolio totaled $88.4 billion, or 17 percent above the prior-year level, with all consumer products contributing to the year-over-year increase. Growth was strongest in the real estate secured portfolio, which was up 23 percent over the year-ago period.

On a sequential basis,  managed  receivables grew $765 million, or an annualized
3.5 percent, as robust growth in the real estate secured portfolio offset the seasonal runoff in the company's credit card portfolios. Excluding the effect of foreign exchange translation, growth in the quarter was $1.2 billion, or an annualized 5.4 percent.

Revenues
Revenues  increased  over $316  million,  or 15 percent,  from a year ago led by higher receivable volume, higher fee income and increased tax refund anticipation loan revenues. Revenues, excluding securitization related revenues, rose 19.4 percent.

Managed net interest margin of $1.8 billion increased 20 percent from the prior year due to strong receivable volume. Household's managed net interest margin percent equaled 8.22 percent compared to 8.31 percent a year ago and up from
8.01 percent in the fourth quarter of 2000. The company's first quarter net interest margin benefited from lower funding costs resulting from recent easing in monetary policy.

Total other managed revenues,  excluding  securitization related revenues,  rose
17.7 percent over the year-ago level. Insurance revenues increased 17.5 percent, primarily reflecting increased sales on a larger loan portfolio. Managed fee income increased $60 million, or 18 percent, compared to the first quarter of 2000, principally reflecting higher levels of credit card fees. Higher revenues from the company's tax refund lending business drove the 21 percent increase in other income.

The company's risk adjusted revenue (managed net revenues less securitization revenues and chargeoffs) expanded to 8.11 percent from 7.82 percent a year ago.

Operating Expenses
Operating expenses increased 13 percent from a year ago, as the company invested in sales and collection personnel to support its growing portfolio. Household's efficiency ratio was 35.6 percent in the first quarter compared to 36.2 percent a year ago.

Compared to the fourth quarter of 2000, operating expenses increased 18 percent, also reflecting the increased investment in sales and collection personnel, and sharply higher marketing expenses. This quarter's expense level also includes higher seasonal expenses related to the tax refund anticipation loan business.

Credit Quality and Loss Reserves
At March 31, the managed delinquency ratio (60+days) was 4.25 percent, compared to 4.43 percent a year ago and 4.20 percent at December 31, 2000. The annualized managed net chargeoff ratio for the first quarter was 3.56 percent, a 44 basis points improvement from the year-ago quarter and up modestly from 3.41 percent in the prior quarter.

The company's credit loss reserves increased $146 million during the quarter. Managed credit loss reserves totaled over $3.3 billion at March 31, up $479 million from a year ago. The ratio of reserves-to-managed receivables was 3.78 percent at March 31, compared to 3.65 percent at the end of 2000 and 3.79 percent a year ago. Reserves-to-nonperforming loans were 107.6 percent at March 31 compared to 107.0 percent at December 31, 2000 and 105.9 percent a year ago.

Capital
The ratio of tangible equity to tangible managed assets improved to 7.54 percent at March 31, compared to 7.41 percent at December 31, 2000 and 6.94 percent a year earlier.

In connection with its $2 billion share repurchase program, announced on March 9, 1999, Household bought back 8.8 million shares in the first quarter, totaling $398.3 million. During the first quarter the company entered into agreements with third parties to purchase, on a forward basis, approximately 780 thousand shares of common stock at a weighted average price of $55 per share.

Notice of Live Webcast
Household will broadcast its first quarter earnings teleconference call over the Internet on its website at www.household.com. The call will begin at 9:00 am Central Daylight Time on April 18, 2001. A replay will also be available shortly after the end of the call.

Household's businesses are leading providers of consumer loans, credit cards, auto finance and credit insurance products in the United States, United Kingdom and Canada. In the United States, Household's largest business, founded in 1878, operates under the two oldest and most recognized names in consumer finance - HFC and Beneficial. Household is also one of the nation's largest issuers of private label and general purpose credit cards, including the GM Card and the AFL-CIO's Union Privilege card. For more information, visit the company's web site at www.household.com.

This press release contains certain estimates and projections that may be forward-looking in nature, as defined by the Private Securities Litigation Reform Act of 1995. A variety of factors may cause actual results to differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference are discussed in Household International's Annual Report on Form 10-K, filed with the SEC.

March 31, 2001 - Quarterly Highlights
-----------------------------------------------------------------------------
Summary Managed Income Statement

                                  Three Months Ended      % Change from Prior
                                ---------------------------------------------
($ millions)                       3/31/01  12/31/00    3/31/00    Qtr.  Year
-----------------------------------------------------------------------------
Managed-basis net interest margin
     and other revenues (1)       $2,481.5  $2,434.7   $2,165.2    1.9%  14.6%
Managed-basis provision for
     credit losses (1)               932.8     917.0      816.2    1.7   14.3
Operating expenses                   883.1     748.9      783.5   17.9   12.7
-----------------------------------------------------------------------------
Income before income taxes           665.6     768.8      565.5  (13.4)  17.7
Income taxes                         233.8     276.1      192.6  (15.3)  21.4
-----------------------------------------------------------------------------
Net income                        $  431.8  $  492.7   $  372.9  (12.4)% 15.8%
-----------------------------------------------------------------------------

Common Stock Data
------------------------------------------------------------------------------
Basic earnings per common share   $    .92  $   1.05   $    .79  (12.4)% 16.5%
Diluted earnings per common share      .91      1.03        .78  (11.7)  16.7
-------------------------------------------------------------------------------
Average common shares (millions)     466.0     471.1      470.5   (1.1)  (1.0)
Average common and equivalent
     shares (millions)               472.0     476.1      474.0   (0.9)  (0.4)
-------------------------------------------------------------------------------
Common stock price:
     High                         $  62.00  $  56.94   $  39.19    8.9%  58.2%
     Low                             52.00     43.88      29.50   18.5   76.3
     Period end                      59.24     55.00      37.31    7.7   58.8
-------------------------------------------------------------------------------
Dividends declared per common
     share                        $    .19  $    .19    $   .17      -%  11.8%
Book value per common share          17.23     16.88      14.78    2.1   16.6
------------------------------------------------------------------------------

Key Ratios
-------------------------------------------------------------------------------
Return on average common shareholders'
     equity                           21.6%     25.4%      22.0% (15.0)% (1.8)%
Return on average owned assets        2.21      2.61       2.37  (15.3)  (6.8)
Return on average managed assets      1.77      2.09       1.82  (15.3)  (2.7)
Managed efficiency ratio              35.6      30.8       36.2   15.6   (1.7)
Managed net interest margin           8.22      8.01       8.31    2.6   (1.1)
Total shareholders' equity as a percent
     of managed assets                9.24      9.07       8.94    1.9    3.4
Tangible equity to tangible managed
     assets                           7.54      7.41       6.94    1.8    8.6
-------------------------------------------------------------------------------

     (1) To aid analysis, net interest margin, other revenues, and provision for credit losses are presented on a pro forma managed basis as if receivables securitized and sold with limited recourse were held in the portfolio. Policyholders' benefits have been netted against other revenues.



Consolidated Statements of Income - Owned Basis


Three Months
                                              -----------------------------------------------------------------
                                                      Three Months Ended               % Change from Prior
                                              -----------------------------------------------------------------
($ millions)                                       3/31/01     12/31/00       3/31/00      Qtr.         Year
---------------------------------------------------------------------------------------------------------------
Finance income and other interest income      $    2,430.3   $  2,415.6   $   1,924.9       0.6%        26.3%
Interest expense                                   1,106.8      1,117.0         821.7      (0.9)        34.7
---------------------------------------------------------------------------------------------------------------
Net interest margin                                1,323.5      1,298.6       1,103.2       1.9         20.0
Provision for credit losses on owned receivables     703.6        574.8         522.1      22.4         34.8
---------------------------------------------------------------------------------------------------------------
Net interest margin after provision for
     credit losses                                   619.9        723.8         581.1     (14.4)         6.7
---------------------------------------------------------------------------------------------------------------
Securitization revenue                               406.3        394.7         346.4       2.9         17.3
Insurance revenue                                    158.6        147.7         135.0       7.4         17.5
Investment income                                     41.8         47.0          40.8     (11.1)         2.5
Fee income                                           237.9        234.4         179.3       1.5         32.7
Other income                                         161.7         33.5         133.3      100+         21.3
---------------------------------------------------------------------------------------------------------------
Total other revenues                               1,006.3        857.3         834.8      17.4         20.5
---------------------------------------------------------------------------------------------------------------
Salaries and fringe benefits                         377.6        355.5         302.1       6.2         25.0
Sales incentives                                      54.5         50.3          42.8       8.3         27.3
Occupancy and equipment expense                       83.5         77.1          75.5       8.3         10.6
Other marketing expenses                             135.2        104.3         133.1      29.6          1.6
Other servicing and administrative expenses          193.4        122.8         186.8      57.5          3.5
Amortization of acquired intangibles and goodwill     38.9         38.9          43.2         -        (10.0)
Policyholders' benefits                               77.5         63.4          66.9      22.2         15.8
---------------------------------------------------------------------------------------------------------------
Total costs and expenses                             960.6        812.3         850.4      18.3         13.0
---------------------------------------------------------------------------------------------------------------
Income before income taxes                           665.6        768.8         565.5     (13.4)        17.7
Income taxes                                         233.8        276.1         192.6     (15.3)        21.4
---------------------------------------------------------------------------------------------------------------
Net income                                           431.8        492.7         372.9     (12.4)        15.8
Preferred dividends                                   (2.3)        (2.3)         (2.3)        -            -
---------------------------------------------------------------------------------------------------------------
Earnings available to common shareholders        $   429.5     $  490.4      $  370.6     (12.4)%       15.9%
---------------------------------------------------------------------------------------------------------------
Effective tax rate                                    35.1%        35.9%         34.1%     (2.2)%        2.9%



Balance Sheet Data

($ millions)                               3/31/01     12/31/00      3/31/00
-------------------------------------------------------------------------------
Owned assets                              $78,253.3   $76,706.3    $64,991.4
Managed assets                             97,820.3    96,955.8     84,248.7
Managed receivables                        88,372.6    87,607.4     75,447.3
Debt                                       65,164.0    64,517.8     54,040.5
Trust originated preferred securities         875.0       675.0        375.0
Preferred stock                               164.4       164.4        164.4
Common shareholders' equity                 7,616.7     7,951.2      6,989.3
Total shareholders' equity as a percent
   of managed assets                           9.24%       9.07%        8.94%
Tangible equity to tangible managed assets     7.54        7.41         6.94
-------------------------------------------------------------------------------


Consolidated Statements of Income - Managed Basis

     Securitizations and sales of consumer receivables are a source of liquidity
for  us.  We  continue  to  service  the  securitized   receivables  after  such
receivables   are  sold   and  we   retain  a   limited   recourse   obligation.
Securitizations  impact the  classification  of  revenues  and  expenses  in the statement of operations. When reporting on a managed basis, net interest margin, provision for credit losses,  fee income,  and  securitization  related  revenue related to receivables sold are reclassified  from  securitization  revenue into the appropriate caption.


Three Months
                                      --------------------------------------------------------------------------------
                                                 Three Months Ended                              % Change from Prior
                                      --------------------------------------------------------------------------------
($ millions)                            3/31/01     (1)    12/31/00    (1)      3/31/00    (1)      Qtr.       Year
-------------------------------------------------- -------------------------------------------------------------------
Finance and other interest income      $3,246.8  14.58 % $  3,183.5   14.78%    $2,645.7   14.41%     2.0%      22.7%
Interest expense                        1,417.0   6.36      1,457.1    6.77      1,120.2    6.10     (2.8)      26.5
----------------------------------------------------------------------------------------------------------------------
Net interest margin                     1,829.8   8.22 %    1,726.4    8.01%     1,525.5    8.31%     6.0       19.9
Provision for credit losses               932.8               917.0                816.2              1.7       14.3
----------------------------------------------------------------------------------------------------------------------
Net interest margin after provision
   for credit losses                      897.0               809.4                709.3             10.8       26.5
----------------------------------------------------------------------------------------------------------------------
Insurance revenue                         158.6               147.7                135.0              7.4       17.5
Investment income                          41.8                47.0                 40.8            (11.1)       2.5
Fee income                                393.2               404.0                332.8             (2.7)      18.1
Securitization related revenue/(expense)  (26.1)              139.5                 64.7             (100)+     (100)+
Other income                              161.7                33.5                133.3             100+       21.3

----------------------------------------------------------------------------------------------------------------------
Total other revenues                      729.2               771.7                706.6             (5.5)       3.2
Operating expenses and policyholders'
    benefits                              960.6               812.3                850.4             18.3       13.0
----------------------------------------------------------------------------------------------------------------------
Income before income taxes                665.6               768.8                565.5            (13.4)      17.7
Income taxes                              233.8               276.1                192.6            (15.3)      21.4
----------------------------------------------------------------------------- ----------------------------------------
Net income                            $   431.8          $    492.7           $    372.9            (12.4)%     15.8%
----------------------------------------------------------------------------------------------------------------------
Average managed receivables:
     Real estate secured              $37,338.5          $ 35,934.4           $ 27,657.1              3.9%      35.0%
     Auto finance                       4,682.9             4,455.4              3,194.4              5.1       46.6
     MasterCard/Visa (2)               17,119.7            16,833.7             15,669.8              1.7        9.3
     Private label                     12,013.2            11,552.4             11,171.5              4.0        7.5
     Other unsecured                   16,366.9            15,880.1             13,885.0              3.1       17.9
     Commercial and other                 581.5               620.0                770.0             (6.2)     (24.5)
----------------------------------------------------------------------------------------------------------------------
     Total                             88,102.7            85,276.0             72,347.8              3.3       21.8
Average noninsurance investments          525.0               464.9                657.9             12.9      (20.2)
Other interest-earning assets             448.5               442.5                426.0              1.4        5.3
----------------------------------------------------------------------------------------------------------------------
Average managed interest-earning
     assets                           $89,076.2          $ 86,183.4           $ 73,431.7              3.4%      21.3%
----------------------------------------------------------------------------------------------------------------------

     (1) % Columns: comparison to average managed interest-earning assets, annualized.
     (2) MasterCard   and  Visa  are   registered   trademarks  of  MasterCard
         International, Incorporated and VISA USA Inc., respectively.


Summary of Securitization Related Revenue/(Expense)

                                                  Three Months Ended
                                       --------------------------------------
($ millions)                            3/31/01     12/31/00        3/31/00
-----------------------------------------------------------------------------
Gross gains                              $ 105.9    $ 279.4        $ 164.4
Amortization                              (132.0)    (139.9)         (99.7)
-----------------------------------------------------------------------------
Securitization related revenue/(expense)   (26.1)     139.5           64.7
Over-the-life provision on new
     transactions                           79.7      217.3          122.0
-----------------------------------------------------------------------------
Net effect of securitization activity   $ (105.8)   $ (77.8)       $ (57.3)
-----------------------------------------------------------------------------
Receivables securitized                 $  902.0   $2,793.4       $1,472.0
-----------------------------------------------------------------------------

Household International, Inc.
----------------------------------------------------------------------------
Receivables Analysis

End of Period Managed Receivables
------------------------------------------------------------------------------

                                                          % Change from Prior
                                                          --------------------
($ millions)              3/31/01     12/31/00      3/31/00    Qtr.     Year
------------------------------------------------------------------------------
Real estate secured    $ 38,004.8   $ 36,637.5   $ 30,844.5     3.7%    23.2%
Auto finance              4,800.8      4,563.3      3,403.2     5.2     41.1
MasterCard/Visa          16,570.2     17,583.4     15,512.3    (5.8)     6.8
Private label            11,875.4     11,997.3     11,007.6    (1.0)     7.9
Other unsecured          16,548.7     16,227.3     13,934.1     2.0     18.8
Commercial and other        572.7        598.6        745.6    (4.3)   (23.2)
------------------------------------------------------------------------------
Managed portfolio      $ 88,372.6   $ 87,607.4   $ 75,447.3     0.9%    17.1%
------------------------------------------------------------------------------


Receivables (% of Managed Portfolio)
---------------------------------------------------------------
Real estate secured         43.0%         41.8%        40.9%
Auto finance                 5.4           5.2          4.5
MasterCard/Visa             18.8          20.1         20.5
Private label               13.4          13.7         14.6
Other unsecured (1)         18.7          18.5         18.5
Commercial and other         0.7            .7          1.0
---------------------------------------------------------------
Total                      100.0%        100.0%       100.0%
------------------------------------------------------------


End of Period Receivables ($ millions)
-------------------------------------------------------------------------------
Owned receivables:
    Real estate secured         $ 36,686.8   $35,179.7  $ 28,816.0   4.3% 27.3%
    Auto finance                   1,988.0     1,850.6     1,439.7   7.4  38.1
    MasterCard/Visa                7,448.5     8,053.6     6,505.4  (7.5) 14.5
    Private label                 10,225.4    10,347.3     9,857.6  (1.2)  3.7
    Other unsecured               11,884.2    11,328.1     8,825.7   4.9  34.7
   Commercial and other              572.7       598.6       745.6  (4.3)(23.2)
------------------------------------------------------------------------------
Total owned receivables           68,805.6    67,357.9    56,190.0   2.1  22.5
------------------------------------------------------------------------------
Accrued finance charges            1,322.5     1,302.6       957.5   1.5  38.1
Credit loss reserve for
     owned receivables            (2,282.4)   (2,111.9)   (1,909.7)  8.1  19.5
Unearned credit insurance premiums
     and claims reserves            (767.8)     (725.2)     (558.1)  5.9  37.6
Amounts due and deferred from
     receivables sales             2,342.5     2,420.6     2,367.7  (3.2) (1.1)
Reserve for receivables serviced
     with limited recourse        (1,057.8)   (1,082.3)     (951.4) (2.3) 11.2
-------------------------------------------------------------------------------
Total owned receivables, net      68,362.6    67,161.7    56,096.0   1.8  21.9
-------------------------------------------------------------------------------
Receivables serviced with limited recourse:
     Real estate secured           1,318.0     1,457.8     2,028.5  (9.6)(35.0)
     Auto finance                  2,812.8     2,712.7     1,963.5   3.7  43.3
     MasterCard/Visa               9,121.7     9,529.8     9,006.9  (4.3)  1.3
     Private label                 1,650.0     1,650.0     1,150.0     -  43.5
     Other unsecured               4,664.5     4,899.2     5,108.4  (4.8) (8.7)
------------------------------------------------------------------------------
     Total receivables serviced
         with limited recourse    19,567.0    20,249.5    19,257.3  (3.4)  1.6
--------------------------------------------------------------------------------
Total managed receivables, net  $ 87,929.6  $ 87,411.2  $ 75,353.3   0.6% 16.7%
--------------------------------------------------------------------------------


     (1) Personal homeowner loans are real estate secured loans that have been underwritten and priced as unsecured loans. Personal homeowner loans are included in the other unsecured line, and comprise 4.7% of Household's total managed portfolio at 3/31/01, 4.4% at 12/31/00, and 3.6% at 3/31/00.

Credit Quality/Credit Loss Reserves

Two-Months-and-Over Contractual Delinquency
-------------------------------------------------------------------------
As a percent of managed consumer receivables, excludes commercial.

                                          3/31/01    12/31/00     3/31/00
-------------------------------------------------------------------------
Real estate secured                         2.61%      2.63%       2.99%
Auto finance                                1.79       2.55        1.52
MasterCard/Visa                             3.68       3.49        3.06
Private label                               5.50       5.48        5.94
Other unsecured                             8.37       7.97        8.56
-------------------------------------------------------------------------
Total                                       4.25%      4.20%       4.43%
-------------------------------------------------------------------------

Quarter-to-Date Chargeoffs, Net of Recoveries
-------------------------------------------------------------------------
As a percent of average managed consumer receivables, annualized, excludes commercial.
-------------------------------------------------------------------------
Real estate secured                          .44%       .41%        .52%
Auto finance                                5.15       5.22        5.25
MasterCard/Visa                             6.27       5.83        5.69
Private label                               5.08       5.06        5.65
Other unsecured                             6.27       5.92        7.41
-------------------------------------------------------------------------
Total                                       3.56%      3.41%       4.00%
-------------------------------------------------------------------------

Nonperforming Assets
($ millions)
-------------------------------------------------------------------------

Nonaccrual managed receivables          $2,200.6   $2,112.3    $1,934.2
-------------------------------------------------------------------------
Accruing managed receivables
    90 or more days delinquent             891.5      859.8       755.0
-------------------------------------------------------------------------
Renegotiated commercial loans               12.3       12.3        12.3
-------------------------------------------------------------------------
Total nonperforming managed receivables  3,104.4    2,984.4     2,701.5
Real estate owned                          350.2      337.1       301.0
-------------------------------------------------------------------------
Total nonperforming assets             $ 3,454.6   $3,321.5    $3,002.5
-------------------------------------------------------------------------
Managed credit loss reserves as a percent
    of nonperforming managed receivables   107.6%       107.0%    105.9%
-------------------------------------------------------------------------


Credit Loss Reserves
------------------------------------------------------------------------------------------------
($ millions)                             3/31/01            12/31/00          3/31/00
------------------------------------------------------------------------------------------------
Reserves for owned receivables
   at beginning of quarter              $ 2,111.9          $ 2,009.2         $ 1,757.0
Provision for credit losses                 703.6              574.8             522.1
Chargeoffs, net of recoveries              (531.5)            (490.3)           (482.2)
Other, net                                   (1.6)              18.2             112.8
------------------------------------------------------------------------------------------------
Reserves for owned receivables at end of
    quarter                               2,282.4  3.32%(1)  2,111.9  3.14%(1) 1,909.7  3.40%(1)
------------------------------------------------------------------------------------------------
Credit loss reserves for receivables
   serviced with limited recourse
   at beginning of quarter                1,082.3              976.8             909.6
Provision for credit losses                 229.2              342.2             294.1
Chargeoffs, net of recoveries              (248.1)            (231.6)           (249.8)
Other, net                                   (5.6)              (5.1)             (2.5)
------------------------------------------------------------------------------------------------
Credit loss reserves for receivables
   serviced with limited recourse
   at end of quarter                      1,057.8  5.41%(1)   1,082.3 5.34%(1)   951.4  4.94%(1)
------------------------------------------------------------------------------------------------
Total managed credit loss reserves at
   end of quarter                       $ 3,340.2  3.78%(1)  $3,194.2 3.65%(1)$2,861.1  3.79%(1)
------------------------------------------------------------------------------------------------
(1)  % Columns:  comparisons to appropriate receivables.